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                            Exhibit 3


              ARTICLES SUPPLEMENTARY TO THE CHARTER
              OF BALTIMORE GAS AND ELECTRIC COMPANY



            BALTIMORE  GAS  AND  ELECTRIC  COMPANY,  a   Maryland
corporation (the "corporation") having its principal office in Baltimore City, Maryland, hereby certifies that:

           FIRST: The Board of Directors of the corporation on September 17, 1993 and its Executive Committee on September 5, 1995, acting pursuant to the power contained in paragraph 18 of the Charter of the corporation, classified 600,000 shares of the authorized but unissued preference stock into a series of preference stock to be designated as 6.99% Cumulative Preference Stock, 1995 Series ($100 par value).

            SECOND:   The  preferences,  rights,  voting  powers,
restrictions, and qualifications of the authorized preference stock are set forth in the Charter of the corporation, as restated. The following is a further description of the 6.99% Cumulative Preference Stock, 1995 Series ($100 par value), containing the preferences, restrictions, limitations as to dividends, qualifications thereof, and the times and prices of redemption thereof, as fixed by the Board of Directors and its Executive Committee:

           "32.(a). The 6.99% Cumulative Preference Stock, 1995 Series ($100 par value), shall entitle the holders thereof to receive, when and as declared, from the surplus or net profits of the corporation remaining after the preferential dividend requirements for the outstanding preferred stock have been provided for, yearly dividends at the rate of six and ninety-nine hundredths per cent per annum and no more, payable quarterly on the first days of January, April, July, and October in each year commencing October 1, 1995. The dividends on the 6.99% Cumulative Preference Stock, 1995 Series ($100 par value), shall be cumulative and shall be payable before any dividend on the common stock shall be paid or set apart; so that, if in any year or years dividends amounting to six and ninety-nine hundredths per cent shall not have been paid thereon, the deficiency shall be payable before any dividends shall be paid upon or set apart for the common stock. Dividends on the 6.99% Cumulative Preference Stock, 1995 Series ($100 par value), will accrue from and include September 7, 1995.

             (b). The 6.99% Cumulative Preference Stock, 1995 Series ($100 par value), or any portion thereof, may whenever the Board of Directors shall so determine, be redeemed by the payment to the holders thereof of the sum hereinafter specified as the redemption price at the time of redemption, in cash, for each share thereof, together with all accrued dividends. The applicable redemption prices shall be:

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Twelve Month Period                Redemption Price
Beginning October 1,                   Per Share


2005                               $    103.50
2006                                    103.15
2007                                    102.80
2008                                    102.45
2009                                    102.10
2010                                    101.75
2011                                    101.40
2012                                    101.05
2013                                    100.70
2014                                    100.35
2015 and thereafter                     100.00

provided, however, that prior to October 1, 2005, the corporation will not redeem any shares of the 6.99% Cumulative Preference Stock, 1995 Series ($100 par value). In case less than all of the preference stock of this series at the time being outstanding is so redeemed, the shares to be redeemed shall be, as nearly as is reasonably practicable without creating fractional shares, a proportionate part of the holdings of each holder of preference stock of this series, or shall be selected, in whole or in part, by lot. At least thirty (30) days' written notice of the election of the corporation to redeem the preference stock of this series (or any part thereof, in which case the notice shall specify the particular shares to be redeemed) shall be given to each holder of the preference stock of this series so to be redeemed by mailing the same, postage prepaid, and addressed to him at his address as it appears upon the books of the corporation. When such notice shall have been so given and the funds for payment of the redemption price plus accrued dividends shall have been provided and set apart, the dividends on the shares of preference stock of this series so called for redemption and all other rights of the holders thereof, except the right to receive the redemption price plus accrued dividends, shall cease."

           THIRD: The Board of Directors of the corporation on September 17, 1993, and its Executive Committee on September 5, 1995, duly adopted resolutions classifying the said 600,000 shares of the authorized but unissued preference stock into 600,000 shares of 6.99% Cumulative Preference Stock, 1995 Series ($100 par value), setting forth the foregoing description of such shares as classified, and authorizing the execution and filing of these Articles Supplementary to the Charter of this corporation.

           FOURTH: Such shares have been duly classified by the Board of Directors of the corporation and its Executive Committee
pursuant   to   authority  contained  in  the  Charter   of   the
corporation.
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           IN WITNESS WHEREOF, Baltimore Gas and Electric Company
has caused these Articles Supplementary to its Charter to be signed in its name and on its behalf by its President, or one of its Vice Presidents, and its corporate seal to be hereto affixed,
duly   attested  by  its  Secretary,  or  one  of  its  Assistant
Secretaries, on September 5, 1995.


                              BALTIMORE GAS AND ELECTRIC COMPANY




                              By:__/s/ E. A. Crooke______________
                                        President

            BALTIMORE GAS AND
SEAL:       ELECTRIC COMPANY,
            INCORPORATED
            JUNE 20, 1906





Attest:  _/s/ R. M. Bange, Jr.________
            Assistant Secretary


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STATE OF MARYLAND:
                     } SS:
COUNTY OF BALTIMORE:




           I HEREBY CERTIFY that on September 5, 1995, before me, the subscriber, a Notary Public of the State of Maryland, in and for the County of Baltimore, personally appeared E. A. Crooke, President of Baltimore Gas and Electric Company, a Maryland corporation, and in the name and on behalf of said corporation, acknowledged the foregoing Articles Supplementary to its Charter to be the corporate act of said corporation and at the same time personally appeared R. M. Bange, Jr., and made oath in due form of law that he is a duly elected Assistant Secretary of said corporation and he verified the matters and facts with respect to authorization and approval that are set forth in said Articles Supplementary.

           AS WITNESS my hand and notarial seal the day and year first above written.







                              ___/s/_Ann M. Patek_______
                                    Notary Public

                              My commission expires: 1/29/96


SEAL:   NOTARY PUBLIC
        BALTIMORE, MD


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